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Exhibit 3.22

AMENDED AND RESTATED BYLAWS
OF
BROADWAY CINEMA, INC.

I

        The annual meeting of the stockholders of BROADWAY CINEMA, INC. (the "Company"), shall be held at its principal office in the City of Portland, State of Oregon, on the second Monday of January in each year at the hour of two o'clock P.M., or at such other time and place within the State of Oregon as may be stated in a notice of the meeting as prescribed by the directors. In case the annual meeting shall not be held at the time herein specified, the annual election of directors may be held at any later meeting of the stockholders. Notice of all meetings, except the annual meeting, of the stockholders shall be mailed to each stockholder at least five days previous to the time fixed for such meeting, but such meeting may be held at any time upon the written consent of all of the stockholders without notice, or in case all of the stockholders are present, without said written consent.

II

        Special meetings of the stockholders of the Company may be called at any time by the board of directors, or by any number of the stockholders holding together one-third of the capital stock of the Company. Notice of the time and place of such meeting of the stockholders shall be mailed at least five days previous thereto to each stockholder of record who shall have furnished a written address to the Secretary of the Company for that purpose; but all actions and proceedings of the stockholders at meetings without notice or defectively noticed, shall be valid and effective if all stockholders are present, or if notice is waived or if the action taken is authorized in writing or ratified after the meeting by all of the stockholders. Notice of any stockholders meeting shall be signed by the president, vice-president or secretary or treasurer of the Company; but notice of such meeting called by the stockholders may be signed by the stockholders making such call.

III

        The holders of a majority of the stock of the Company must be present in person or by proxy at each meeting of the stockholders to constitute a quorum, less than such quorum, having power to adjourn. At all meetings of stockholders each stockholder there in person or by proxy shall be entitled to as many votes as he holds shares of stock in his own name. All proxies shall be in writing and filed with the secretary.

IV

        Meetings of the stockholders shall be presided over by the president, or if he is not present, by the vice-president, or if neither the president nor a vice-president is present, by a chairman to be elected at the meeting. The secretary of the Company shall act as secretary of the meetings if present, if absent, any other person may be chosen as secretary of the meeting.

V

        The affairs of the Company shall be managed by, and its corporate powers vested in a board of three directors, a majority of whom shall constitute a quorum for the transaction of business. They shall be elected at the annual meeting of the stockholders or as soon thereafter as practicable, and shall hold office until their successors are elected and qualified. The action of a majority of the directors, although not at a regularly called meeting, if the record thereof be assented to in writing by all the other members of the board, shall always be as valid and effective in all respects as if passed by the board in regular meeting assembled.

        The stockholders at any meeting by a two-thirds vote of all outstanding stock may remove any director without cause assigned and fill the vacancy. Any vacancy not caused by such a removal may be filled by the board, except vacancies arising from an increase in the number of directors, which vacancies so arising shall be filled at a meeting of the stockholders.

VI

        Meetings of the board of directors shall be held at times fixed by resolution of the board or upon call of the president or vice-president, and the secretary or other officer performing his duties, shall give reasonable notice of all meetings of directors; providing that a meeting may be held without notice immediately after the annual election and at the same place, and notice need not be given of regular meetings held at times fixed by resolution of the board; and by written consent of all the directors meetings may be held at any time and at any place without call or notice.

VII

        The board of directors, as soon as may be after the election in each year, shall elect a president; a vice-president, a secretary and a treasurer; none of such officers need be a member of the board. Said board shall also from time to time appoint such other officers as it shall deem necessary and proper. The same person, may be appointed to more than one office.

VIII

        The term of office of each officer shall be for one year and until his respective successor is appointed and qualified; but any officer may be removed from office at any time by the board of directors or by vote of the holders of a majority of the outstanding capital stock.

IX

        The officers of the Company shall have such duties as generally pertain to their respective offices, as well as such powers and duties as from time to time shall be conferred by the board of directors.

X

        No officer or director as such shall be entitled to any salary or compensation for any services performed by him for the Company, unless such salary or compensation be voted him by the board of directors.

XI

        An officer or director of this Company shall not be disqualified by his office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the company in which any officer or director shall be in any way interested, be avoided on that account or by reason of the fact that any firm of which such officer or director is a member, or any corporation in which such officer or director is a shareholder or director, shall be interested therein, provided such contract shall have been ratified or approved by the affirmative vote of a majority in amount of the capital stock of the Company; nor shall any officer or director so contracting or so interested be liable to account to the Company for any profit realized by him from or through any such contract or arrangement so ratified or approved by the stockholders in the manner aforesaid.

XII

        The stock certificates shall be of such form and devise as the board of directors may prescribe and shall be signed by the president and by the secretary. The stock of the Company shall be transferable or assignable only upon the books of the company by the holder in person or by attorney, on the surrender of the certificate thereof, and the certificate shall state upon the face thereof that the stock is transferable only upon the books of the corporation. The board of directors may appoint such transfer agents and registrars of stock as to them may seem expedient.

XIII

        These Amended and Restated Bylaws may be altered or amended by the vote of the majority in interest of the stockholders at any annual meeting of the stockholders, or at any special meeting thereof duly called for the purpose.

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  Exhibit 3.22
AMENDED AND RESTATED BYLAWS OF BROADWAY CINEMA, INC.